UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ESB Financial Corporation

(Name of Registrant as Specified in Its Charter)

N/A

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March 17, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of ESB Financial Corporation. The meeting will be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2008, at 4:00 p.m., local time. The matters to be considered by stockholders at the annual meeting are described in detail in the accompanying materials.

The board of directors of ESB Financial Corporation has determined that the matters to be considered at the annual meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the proxy statement, the board unanimously recommends that you vote “FOR” each matter to be considered.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in ESB Financial Corporation is appreciated.

Sincerely,

Charlotte A. Zuschlag

President and Chief Executive Officer

ESB FINANCIAL CORPORATION

600 Lawrence Avenue

Ellwood City, Pennsylvania 16117

(724) 758-5584

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 16, 2008

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of ESB Financial Corporation (the “Company”) will be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2008, at 4:00 p.m., local time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

(1)	To elect two directors for a three-year term and until their successors are elected and qualified;

(2)	To amend the Company’s Articles of Incorporation to permit the issuance of shares in “book entry” form;

(3)	To ratify the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the annual meeting, management is not aware of any other matters which could come before the annual meeting.

The board of directors has fixed March 3, 2008 as the voting record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the annual meeting or at any such adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

Frank D. Martz

Group Senior Vice President of

Operations and Secretary

March 17, 2008

Ellwood City, Pennsylvania

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

ESB FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 16, 2008

General

This proxy statement is being furnished to the holders of common stock, $0.01 par value per share, of ESB Financial Corporation (the “Company”), the savings and loan holding company of ESB Bank (including all predecessors thereto, the “Bank”), in connection with the solicitation of proxies by the board of directors of the Company for use at its annual meeting of stockholders to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2008, at 4:00 p.m., local time, and at any adjournment thereof, for the purposes set forth in the notice of annual meeting of stockholders. This proxy statement is first being mailed to stockholders on or about March 17, 2008.

Voting Rights

Only stockholders of record at the close of business on March 3, 2008 (the “record date”) will be entitled to notice of and to vote at the annual meeting. At such date, there were 12,315,923 shares of common stock issued and outstanding and the Company had no other class of equity securities outstanding.

Each share of common stock is entitled to one vote at the annual meeting on all matters properly presented at the meeting. The presence in person or by proxy of at least a majority of the issued and outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Directors are elected by a plurality of the votes cast with a quorum present. The proposed amendment to our Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. The affirmative vote of a majority of the total votes cast at the annual meeting is required for approval of the proposal to ratify the appointment of the Company’s independent registered public accounting firm.

Abstentions will be counted for purposes of determining the presence of a quorum at the annual meeting. Because of the required votes, abstentions will have the same effect as a vote against the proposal to amend our Articles but will have no effect on the voting for the election of directors or the proposal to ratify the appointment of the Company’s independent auditors. Under rules applicable to broker-dealers, all of the proposals for consideration at the annual meeting are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their client if such clients have not furnished voting instructions. Thus, there are no proposals to be considered at the annual meeting which are considered “non-discretionary” and for which there will be “broker non-votes.”

Proxies

Shares of common stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, each proxy received will be voted (i) FOR the nominees for director described herein; (ii) FOR the amendment to our Articles of Incorporation to permit the issuance of “book entry” shares; (iii) FOR ratification of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and (iv) upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Frank D. Martz, Group Senior Vice President of Operations and Secretary, ESB Financial

Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the annual meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the annual meeting and any adjournment thereof and will not be used for any other meeting.

Beneficial Ownership

The following table sets forth information as to the common stock beneficially owned, as of March 3, 2008, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each director and director nominee of the Company, (iii) certain named executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 3, 2008(1)		Percent of Common Stock
ESB Financial Corporation Employee Stock Ownership Plan Trust 600 Lawrence Avenue Ellwood City, Pennsylvania 16117	1,614,580	(2)	13.1%

Directors and nominees:
Charles Delman	43,434	(3)	*
Lloyd L. Kildoo	317,790	(4)	2.6
Mario J. Manna	83,595	(5)	*
William B. Salsgiver	375,093	(6)	3.0
Herbert S. Skuba	169,662	(7)	1.4
James P. Wetzel, Jr.	153,790	(8)	1.2
Charlotte A. Zuschlag	463,028	(9)	3.7

Named executive officers:
Thomas F. Angotti	113,054	(10)	*
Charles P. Evanoski	130,854	(11)	1.1
Frank D. Martz	217,516	(12)	1.8
Todd F. Palkovich	101,776	(13)	*

Directors and executive officers of the Company as a group (13 persons)	2,245,724	(14)	17.6

*	Amounts to less than 1.0% of the issued and outstanding common stock.
(1)	Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(2)	The ESB Financial Corporation Employee Stock Ownership Plan Trust (“Trust”) was established pursuant to the ESB Financial Corporation Employee Stock Ownership Plan (“ESOP”) by an agreement between the Company and Messrs. Salsgiver, Kildoo, Skuba and Manna who act as trustees of the ESOP. As of the record date, 234,809 shares held in the Trust were unallocated, and 1,379,771 shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the trustees will generally vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions will generally be voted in the same ratio on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP will be voted by the ESOP trustees in accordance with their fiduciary duties as trustees.

(3)	Includes 27,405 shares owned by Mr. Delman’s wife, 1,629 shares held in Mr. Delman’s IRA and 14,400 shares which may be acquired by Mr. Delman upon the exercise of stock options exercisable within 60 days of the record date. Mr. Delman will retire as a director following the annual meeting.
(4)	Includes 91,065 shares held by Mr. Kildoo’s wife, 125,426 shares owned jointly with Mr. Kildoo’s wife, with whom voting and dispositive power is shared and 14,400 shares which may be acquired by Mr. Kildoo upon the exercise of stock options exercisable within 60 days of the record date.
(5)	Includes 16,225 shares held by Mr. Manna’s wife, 5,036 shares held jointly with Mr. Manna’s wife, 8,689 shares held in Mr. Manna’s IRA, 5,652 shares held in Mr. Manna’s wife’s IRA and 25,750 shares which may be acquired by Mr. Manna upon the exercise of stock options exercisable within 60 days of the record date.
(6)	Includes 219,316 shares owned jointly with Mr. Salsgiver’s wife, with whom voting and dispositive power is shared, 13,881 shares owned jointly by Mr. Salsgiver’s wife and mother-in-law, 23,521 shares which may be acquired by Mr. Salsgiver upon the exercise of stock options exercisable within 60 days of the record date and 39,235 shares held in trust for which he is trustee.
(7)	Includes 38,176 shares held by Mr. Skuba’s wife, 56,088 shares owned jointly with Mr. Skuba’s wife, with whom voting and dispositive power is shared, 7,839 shares held in Mr. Skuba’s IRA and 17,720 shares which may be acquired by Mr. Skuba upon the exercise of stock options exercisable within 60 days of the record date. Does not include 131,719 shares owned by the Ellwood City Hospital, of which Mr. Skuba serves as President and Chief Executive Officer and as to which beneficial ownership is disclaimed.
(8)	Includes 10,899 shares held by Mr. Wetzel’s wife, 79,108 shares held in Mr. Wetzel’s IRA, 54,621 shares owned jointly with Mr. Wetzel’s wife, with whom voting and dispositive power is shared, and 4,800 shares which may be acquired by Mr. Wetzel upon the exercise of stock options exercisable within 60 days of the record date.
(9)	Includes 2,716 shares held in trust for Ms. Zuschlag’s niece and four nephews, for which she is custodian, 499 shares held in trust for Ms. Zuschlag’s two godsons, for which she is custodian, 7,470 shares held in Ms. Zuschlag’s IRA, 160,408 shares which may be acquired by Ms. Zuschlag upon the exercise of stock options exercisable within 60 days of the record date, 72,975 shares held by the ESOP for the account of Ms. Zuschlag, 2,000 shares held in a management recognition plan (“MRP”) which may be voted by Ms. Zuschlag pending vesting and distribution, and 6,061 shares held in the Company’s Retirement Savings Plan (“401(k) plan”) for the account of Ms. Zuschlag. Does not include 42,293 shares held by a trust established by the Company to fund certain benefits to be paid to Ms. Zuschlag pursuant to an excess benefit plan. Ms. Zuschlag does not possess voting or investment power with respect to such shares.
(10)	Includes 1,620 shares owned jointly with Mr. Angotti’s wife, with whom voting and dispositive power is shared, 4,756 shares held by Mr. Angotti’s wife, 52,486 shares which may be acquired by Mr. Angotti upon the exercise of stock options exercisable within 60 days of the record date, 25,868 shares held by the ESOP for the account of Mr. Angotti, 1,000 shares held in an MRP which may be voted by Mr. Angotti pending vesting and distribution, and 12,032 shares held in the 401(k) plan for the account of Mr. Angotti.
(11)	Includes 52,601 shares which may be acquired by Mr. Evanoski upon the exercise of stock options exercisable within 60 days of the record date, 37,633 shares held by the ESOP for the account of Mr. Evanoski, 1,000 shares held in an MRP which may be voted by Mr. Evanoski pending vesting and distribution, 5,115 shares held in the 401(k) plan for the account of Mr. Evanoski and 950 shares held by Mr. Evanoski as custodian for his son.
(12)	Includes 92,362 shares owned jointly with Mr. Martz’s wife, with whom voting and dispositive power is shared, 52,597 shares which may be acquired by Mr. Martz upon the exercise of stock options exercisable within 60 days of the record date, 8,161 shares which may be acquired by Mr. Martz’s wife upon the exercise of stock options exercisable within 60 days of the record date, 42,686 shares held by the ESOP for the account of Mr. Martz, 14,142 shares held by the ESOP for the account of Mr. Martz’s wife, 1,000 shares held in an MRP which may be voted by Mr. Martz pending vesting and distribution, 5,115 shares held in the 401(k) plan for the account of Mr. Martz and 1,453 shares held in the 401(k) plan for the account of Mr. Martz’s wife.
(13)	Includes 4,933 shares held in Mr. Palkovich’s IRA, 1,576 shares held jointly with Mr. Palkovich’s wife, 38,777 shares which may be acquired by Mr. Palkovich upon the exercise of stock options exercisable within 60 days of the record date, 40,670 shares held by the ESOP for the account of Mr. Palkovich, 1,000 shares held in an MRP which may be voted by Mr. Palkovich pending vesting and distribution, and 4,862 shares held in the 401(k) plan for the account of Mr. Palkovich.
(14)	Includes 477,535 shares which may be acquired by all directors and officers of the Company as a group upon the exercise of stock options exercisable within 60 days of the record date. Also includes 249,696, 37,591 and 6,500 shares which are held by the ESOP, the 401(k) plan and the MRP, respectively, which have been allocated to the accounts of participating officers and, consequently, will be voted at the annual meeting by direction of such participating officers. Does not include 42,293 shares held by a trust established by the Company to fund certain benefits to be paid to the President and Chief Executive Officer of the Company under an excess benefit plan.

ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that the board of directors shall be divided into three classes as nearly equal in number as possible, and that the members of each class shall be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year. The number of directors currently authorized by our Bylaws is seven, and has been reduced to six following the retirement of Charles Delman after the annual meeting.

At the annual meeting, stockholders of the Company will be asked to elect two directors for a three-year term and until their successors are elected and qualified. The two nominees for election as directors were selected by the nominating committee of the board of directors. There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee for election as a director at the annual meeting, and no director or nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption.

If any person named as nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the board of directors of the Company. At this time, the board of directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

Article 7.F of our Articles of incorporation governs nominations for election to the board of directors and requires all nominations for election to the board of directors, other than those made by or at the direction of the board, to be made pursuant to timely notice in writing to the Secretary of the Company, as set forth in the Articles of Incorporation. To be timely, with respect to an election to be held at an annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the Company, not later than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Each written notice of a stockholder nomination must set forth certain information specified in the Articles of Incorporation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Articles of Incorporation.

Information with Respect to Nominees for Director and Continuing Directors

The following tables present information concerning each nominee for director and each director whose term continues and reflects his/her tenure as a director of the Company and his/her principal occupation during the past five years.

All of the members of the board of directors, except Ms. Zuschlag and Mr. Wetzel, are independent as defined in the rules of the Nasdaq Stock Market.

Nominees for Director With Terms Expiring in 2011

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)

Herbert S. Skuba	69	Vice Chairman of the Board of the Company and ESB Bank; Director, President and Chief Executive Officer of Ellwood City Hospital, Ellwood City, Pennsylvania.	1988

William B. Salsgiver	74	Chairman of the Board of the Company and ESB Bank; a principal of the property development and residential construction firm, Perry Homes, Zelienople, Pennsylvania.	1987

The Board of Directors Recommends a Vote For Election of the Above Nominees for Director.

Members of the Board of Directors Continuing in Office

Directors With Terms Expiring in 2009

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)

Charlotte A. Zuschlag	56	Director; President and Chief Executive Officer of the Company since February 1991 and of ESB Bank since June 1989.	1988

James P. Wetzel, Jr.	63	Director; former President and Chief Executive Officer of PHSB Financial Corporation from December 2001, and President of Peoples Home Saving Bank from 1986, until their acquisition by the Company in February 2005.	2005

Directors With Terms Expiring in 2010

Name	Age	Position with the Company and Principal Occupation During the Past Five Years	Director Since(1)

Lloyd L. Kildoo	68	Director; Owner and Funeral Director of Glenn-Kildoo Funeral Homes of Zelienople and Cranberry Township, Pennsylvania.	1986

Mario J. Manna	72	Director; Retired tax collector, Borough of Coraopolis, Pennsylvania	2001

(1)	Includes service with ESB Bank prior to the Bank’s conversion to the holding company form.

Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to the executive officers of the Company who are not also directors of the Company. All executive officers of the Company are elected annually by the board of directors and shall serve at the discretion of the board.

Name	Age	Position with the Company and Principal Occupation During the Past Five Years

Frank D. Martz	52	Group Senior Vice President of Operations of the Company since January 2000 and Secretary of the Company since February 1991; Group Senior Vice President of Operations of ESB Bank since January 2000 and Secretary of ESB Bank since November 1989; Senior Vice President of Operations of the Company and ESB Bank from April 1993 through December 1999.

Charles P. Evanoski	49	Group Senior Vice President of the Company and ESB Bank since January 2000 and Chief Financial Officer of the Company and ESB Bank since April 1993; Senior Vice President of the Company and ESB Bank from April 1993 through December 1999.

Todd F. Palkovich	53	Group Senior Vice President of Lending of the Company and ESB Bank since January 2000; Senior Vice President of Lending of the Company and ESB Bank from April 1993 through December 1999.

Bonita L. Wadding	38	Senior Vice President and Controller of the Company since November 2003; Vice President and Controller of ESB Bank since September 2000; Assistant Vice President and Financial Analyst of ESB Bank since April 1997.

Richard E. Canonge	45	Senior Vice President and Treasurer of the Company and ESB Bank since February 2005; formerly served as Vice President and Chief Financial Officer of PHSB Financial Corporation from December 2001, and of Peoples Home Savings Bank from 1990, until their acquisition by the Company in February 2005.

Code of Ethics for Directors, Executive Officers and Financial Professionals

The board of directors of the Company has adopted a code of ethics for the Company’s directors, executive officers, including the chief executive officer and the chief financial officer, and financial professionals. Our directors and officers are expected to adhere at all times to this code of ethics. We have posted this code of ethics on our website at www.esbbank.com.

The Company will disclose on its website at www.esbbank.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethics that has been made known to any of our executive officers.

Directors Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the board of directors at annual meetings of stockholders, we expect that our directors will attend, absent a valid reason for not doing so. In 2007, all of our directors attended our annual meeting of stockholders.

The Board of Directors and Its Committees

Regular meetings of the board of directors of the Company are held on a monthly basis and special meetings of the board of directors of the Company are held from time-to-time as needed.

There were 11 meetings of the board of directors of the Company held during 2007. No director attended fewer than 75% of both the aggregate total number of meetings of the board of directors held during 2007 and the total number of meetings held by all committees of the board on which the director served during such year.

The board of directors of the Company has established various standing committees of the board, including executive, compensation, audit and nominating and corporate governance committees. The Company and its subsidiaries have other committees comprised of officers and directors of the Company and such subsidiaries which meet for specific purposes.

The executive committee of the Company is authorized to exercise the powers of the board of directors between regular meetings of the board. Currently, Messrs. Skuba, Salsgiver and Delman and Ms. Zuschlag (Chairperson) serve as members of this committee. During 2007, the executive committee did not meet.

The compensation committee of the Company makes recommendations regarding officer salaries to the board of directors. Currently, Messrs. Salsgiver (Chairman), Kildoo and Manna serve as members of this committee. The compensation committee operates pursuant to a written charter, which can be viewed on our website at www.esbank.com. During 2007, the compensation committee met three times.

The Company has established a nominating and corporate governance committee to evaluate and make recommendations to the board of directors for the election of directors. As of December 31, 2007 the members of this committee were Messrs. Kildoo (Chairman), Delman and Manna. Each of these persons is independent within the meaning of the rules of the NASDAQ Stock Market. The nominating and corporate governance committee operates pursuant to a written charter, which can be viewed on our website at www.esbbank.com. During 2007 the nominating and corporate governance committee met three times.

The nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well as management and stockholders. The nominating and corporate governance committee also may solicit prospective nominees identified by it. A stockholder who desires to recommend a prospective nominee for the board should notify the Company’s Secretary or any member of the nominating and corporate governance committee in writing with whatever supporting material the shareholder considers appropriate. The nominating and corporate governance committee also considers whether to nominate any person nominated pursuant to the provision of our Articles of Incorporation relating to stockholder nominations, which is described under “Election of Directors.” The nominating and corporate governance committee has the authority and ability to retain a search firm to identify or evaluate potential nominees if it so desires.

The charter of the nominating and corporate governance committee sets forth certain criteria the committee may consider when recommending individuals for nomination as director including: (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the board of directors.

Once the nominating and corporate governance committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The audit committee reviews the Company’s records and affairs to determine its financial condition, reviews the Company’s systems of internal control with management and the independent registered public accounting firm, and monitors the Company’s adherence in accounting and financial reporting to generally accepted accounting principles. Currently, Messrs. Kildoo (Chairman), Skuba, Delman and Manna serve as members of this committee. The audit committee met six times during 2007. The members are independent as defined in the listing standards of the NASDAQ Stock Market.

The board of directors has determined that Mr. Delman, a member of the audit committee, meets the requirements of the SEC for qualification as an audit committee financial expert for fiscal 2007. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the audit committee and the board of directors in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the SEC does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors. Finally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

The board of directors has adopted an audit committee charter, a copy of which is available on the Company’s website at www.esbbank.com.

Report of the Audit Committee

The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as may be modified or supplemented. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence. Based on the review and discussions referred to above in this report, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Audit Committee

Lloyd L. Kildoo (Chairman)

Herbert S. Skuba

Charles Delman

Mario J. Manna

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Program.    Our compensation philosophy is to provide compensation to our executive officers that is competitive in the marketplace in order to attract and retain qualified and experienced officers. The compensation of our executive officers, including the various components of such compensation, is determined by our Compensation Committee. The Committee consists solely of non-employee directors who meet all applicable requirements to be independent of management. In addition, the Committee uses an independent outside consulting firm that provides information regarding the compensation paid by our peer group, as described below.

When setting the compensation of our executive officers, the Committee generally targets compensation which is comparable with our peer group with respect to each of our components of compensation. The compensation we provide to our executive officers primarily consists of the following:

•	annual base salary,

•	annual cash bonuses,

•	stock options,

•	restricted stock awards to a lesser extent and

•	other forms of compensation as approved by the Committee.

Since our mutual to stock conversion and initial public stock offering in 1990, we have implemented various stock option and restricted stock plans in order to more closely align the interests of our directors and executive officers with our stockholders. Each of these plans were approved by our stockholders. Grants of stock options are made to our executive officers and directors annually and, to a lesser extent, grants of restricted stock were made in 2004 to our executive officers both as a reward for past service as well as to provide an incentive for future performance. In addition, equity compensation has become a more significant part of our executive compensation structure due to our goal of linking our executive compensation to the achievement of the Company’s business strategy and goals.

We also provide all of our employees, including our executive officers, with tax-qualified retirement benefits through an employee stock ownership plan (the “ESOP”) and a 401(k) plan. In addition, our executive officers participate in a supplemental executive retirement plan (the “SERP”) and our president and chief executive officer participates in an excess benefit plan.

We also offer various fringe benefits to all of our employees, including our executive officers, on a non-discriminatory basis, including group policies for medical, dental, life, disability and accidental death insurance. Our executive officers receive an automobile allowance as well as the payment of club dues. The Committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Independent Compensation Committee.    The Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The members of the Committee, Messrs. William B. Salsgiver (Chairman), Lloyd L. Kildoo and Mario J. Manna, meet all of the independence requirements under applicable laws and regulations, including the listing requirements of the Nasdaq Stock Market. None of the members is a current or former officer or employee of the Company or any of its subsidiaries or has any separate business relationship with the Company. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock benefit plans (including reviewing and approving equity grants to executive officers) and review and approve annually all compensation decisions relating to executive officers, including those for the President and Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”).

The Committee is committed to high standards of corporate governance, as embraced most notably in the Sarbanes-Oxley Act of 2002 and the various regulations implementing the letter and spirit of that statute. The

Committee’s Charter reflects the foregoing responsibilities and commitment, and the Committee and the Board periodically review and revise the Charter. The full text of the Compensation Committee Charter is available on our website at www.esbbank.com. The Committee’s membership is determined by the Board. The Committee held three meetings in 2007, including an executive session with the Committee members only being present.

Even prior to the recent intensified interest in corporate governance, the Committee adhered to sound governance principles and practices. The Committee has typically exercised exclusive authority over the compensation paid to Company executives, including not only the amount and type of awards granted to executives under our stock option and restricted stock plans, but also on the issues of executive salaries, bonuses, retirement and severance arrangements, and other benefits. As a matter of philosophy, the Company and the Committee have been committed to creating a compensatory structure for executives that is simple and readily comprehensible to investors. The types of compensation we offer our executives remain within the traditional categories: salary, short and long-term incentive compensation (cash bonus and stock-based awards), standard executive benefits, and retirement and severance benefits. The Company does not provide executives with excessive or exotic perquisites. It also does not make loans to executives or their families or families’ businesses, other than those made in the ordinary course of the Bank’s business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons in accordance with applicable federal banking regulations. We do not permit our executives to receive any income or gain from affiliated transactions or arrangements with the Company, a major concern addressed by the new corporate governance laws and regulations.

The Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, and has taken steps to significantly enhance the Committee’s ability to effectively carry out its responsibilities as well as enhance the link between executive pay and performance. Examples of actions that the Committee has taken include (i) holding executive sessions of the Committee without Company management present, (ii) aligning compensation structures based on targeting average competitive pay of peer groups, and (iii) aligning the relative mix of stock options and restricted stock awards to increase the importance of long-term incentives.

General Compensation Philosophy.    The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. The compensation of executive officers is structured to ensure that a significant portion of an executive’s compensation will be directly related to the Company’s corporate performance and other factors that directly and indirectly influence shareholder value. To that end, it is the view of the Board that the total compensation program for executive officers should consist of the following:

•	Salaries;

•	Annual cash bonus awards;

•	Long-term incentive compensation consisting of a mixture of stock options and restricted stock awards; and

•	Certain other benefits.

The overriding philosophy in setting corporate goals is to ensure that the interests of senior management are aligned with the interests of stockholders. The Committee believes that, over time, the financial performance of the Company is reflected in the value of its stock and that internal results, such as financial performance, and external results, such as stock price, ultimately move in a complementary fashion. In particular, the Committee believes that the most critical performance measures which provide an accurate gauge of management’s success in implementing the Company’s strategy are return on average equity and diluted earnings per share. The executive officers’ annual discretionary bonus is tied to financial performance (internal results), while other elements, specifically stock options and the ultimate value of restricted stock awards, are tied to stock performance (external results). Under both considerations, financial performance and stock performance, the emphasis is on steady but consistent progress over time, achieved through careful execution of a well-designed business strategy. The Committee believes this formula has worked well for the Company.

The financial performance of the Company on a period-to-period basis is principally reflected in salary adjustments and cash bonuses. The Committee uses these elements of compensation to incentivize executives to achieve continuous, near-term results. Executives’ stock-based compensation, on the other hand, is focused on achievement of long-term success. As is true of most publicly traded entities, the Company’s stock performance fluctuates over time, typically more so than does our financial performance. However, over time, the Committee believes that the return to stockholders investing in our stock, including dividend payout, is a good indicator of corporate performance. Stock-based awards are thus a way to link executive compensation to long-term performance.

In 2007, the Company granted stock options to employees and executive officers which vest over four years. This structure reinforces the executive’s incentive to seek long-term growth in stock value through strong corporate performance. In addition, the Company has never re-priced stock options downward or exchanged new lower priced options for outstanding higher priced options.

In determining the overall amounts and types of executive compensation, the Committee weighs not only corporate performance measures but personal factors as well, including commitment, leadership, teamwork and community involvement. We also consider executive compensation practices of our competitors and peers. It is the intent of the Committee that generally salaries be set at or about the average of a peer group of publicly traded bank and thrift companies based on available survey data prepared by America’s Community Bankers. The peer group consists of several groups of companies: 21 publicly traded bank and thrift companies located in Pennsylvania; and 238 bank and thrift companies throughout the country. In addition, for setting the salary of each executive officer, the Committee looks at additional specified peer groups including a group of banks and thrifts with assets between $700 million to $999 million (in order to compare the Company’s retail bank operations to other similarly sized retail banks) and a group of banks and thrifts with assets of between $1 billion and $2.9 billion (the total size of the Bank). For compensation of the President and Chief Executive Officer, the Committee also reviewed an analysis of financial institutions salary surveys prepared by SNL Financial for financial institutions covering the geographical areas of Pennsylvania, New York, Ohio and New Jersey which examined compensation paid to presidents of other similar sized financial institutions as well as a survey of compensation for similar sized financial institutions based upon operating results, including return on average equity.

Role of Executive Officers and Management.    The chief executive officer provides recommendations to the Committee on matters of compensation philosophy, plan design and the general guidelines for executive officer compensation. These recommendations are then considered by the Committee. The chief executive officer generally attends Committee meetings but is not present for the executive sessions or for any discussion of her own compensation.

Tax Deductibility of Pay.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1.0 million on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. Stock options are performance-based compensation meeting those requirements and, as such, are fully deductible. Service-based only restricted stock awards are not considered performance-based compensation under Section 162(m) of the Code.

To date, Section 162(m) has not affected the ability of the Company to deduct the expense of the executive compensation paid. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

Salaries.    The salaries of the executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to the peer group pay levels. Merit increases normally take effect in December of each year. In setting the 2007 compensation for the President and Chief Executive Officer, the Committee considered her performance during 2007, including her increased scope of responsibilities relating to the Company’s continuing growth, profitability, capital levels, performance relative to industry standards such as problem asset levels, loan production, regulatory compliance and asset-liability management. Specifically, the

Committee looked at the Company’s growth in customer deposits from $823.6 million at December 31, 2006 to $843.4 million at September 30, 2007, the Company’s return on average equity of 6.27% for the nine months ended September 30, 2007, the increase in the Company’s net loan portfolio from $589.6 million at December 31, 2006 to $617.1 million at September 30, 2007, a decrease in the Company’s ratio of non-performing loans to total loans from 0.49% at December 31, 2006 to 0.30% at September 30, 2007, as well as the Company’s net income of $6.0 million for the nine months ended September 30, 2007. In addition, the Committee considered that the Company’s asset/liability risk level, regulatory capital levels and regulatory compliance results were within the Board of Directors’ approved policies.

In setting compensation increases for officers, the Committee also considered the Company’s written compensation policies which set forth the following factors in setting compensation:

•	qualifications and experience of the officer;

•	compensation paid to other persons employed by the Company;

•	compensation paid to persons having similar duties and responsibilities in other public companies;

•	the size of the Company and the complexity of our operations;

•	the financial condition, including income of the Company and the officer’s contribution thereto; and

•	the value of fringe benefits provided to the officer as well as prerequisites.

For 2007, salaries for the named executive officers were increased between 3.0% and 4.0%, with Ms. Zuschlag’s salary increasing 3.0% to $388,100, and the group senior vice presidents salary increasing by 3.9% to $157,000. Base salary is considered in conjunction with the short-term annual bonus component of the Company’s executive compensation program.

Bonuses.    A discretionary cash bonus for the executive officers is determined on an annual basis. The amount of the bonus is based on the Company’s overall performance as well as an evaluation of the individual’s performance and level of pay and bonuses compared to the peer group pay and bonuses levels, with the amount determined at the discretion of the Committee. For 2007, a bonus of $118,000 was awarded to Ms. Zuschlag and each of the other named executive officers was awarded a bonus of $32,000.

Long-Term Compensation.    The Committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to the Company’s financial performance, eliciting maximum effort and dedication from our executive officers. The long-term incentive compensation portion of the Company’s compensation program primarily consists of grants of stock options and, to a lesser extent, restricted stock awards under the Company’s stock incentive and option plans. These grants and awards are designed to provide incentives for long-term positive performance by the executive and other senior officers and to align their financial interests with those of the Company’s stockholders by providing the opportunity to participate in any appreciation in the stock price of the Company’s common stock which may occur after the date of grant of stock options or restricted stock awards.

Under the stock incentive plans, the Committee has discretion in determining grants of stock options and restricted stock awards to executive officers, including the timing, amounts and types of awards. In the case of individual executives, our award decisions are based in part on corporate performance. In addition, for 2007, the amount of such grants were based, in part, on the officer’s position within the organization and an assessment of the officer’s performance during 2007.

The exercisability of options and the vesting of restricted stock awards depend upon the executive officer continuing to render services to the Company. In addition, although not granted to date, the Company’s 2005 Stock Incentive Plan provides that awards may be made based upon specified performance goals. All options granted under the Company’s stock option plans must have an exercise price at least equal to the market value of the common stock on the date of grant. Options may be exercised only for a limited period of time after the optionee’s departure from the Company in most cases. Restricted shares awarded carry dividend and voting rights from the date of grant if the vesting is time-based only. If any restricted stock awards were to be granted subject to the achievement of performance criteria, then voting rights would not exist with respect to shares subject to the award until the performance criteria is satisfied and the shares vest.

In the past, our long-term incentive compensation has primarily consisted of stock options, with restricted stock awards being granted at a significantly lesser rate. We emphasized stock options primarily for two reasons. First, prior to the adoption of Financial Accounting Standards (“FAS”) No. 123(R), the granting and vesting of stock options did not result in any financial statement expenses, whereas restricted stock awards had to be expensed over the vesting period. Second, because the exercise price of all of our stock options equaled the fair market value of our common stock on the date of grant, our executive officers only benefit from stock options if the market value of our common stock increases after the date of grant. By comparison, restricted stock awards have some value to the recipients of the awards even if the market value of our stock declines after the date of grant.

With the adoption of FAS No. 123(R), all stock options are now required to be expensed over the applicable vesting period. In addition, an increasing number of companies are using restricted stock awards, or a combination of restricted stock awards and stock options. The Committee may consider granting restricted stock awards to a greater extent in the future.

Stock Options

The Committee granted stock options to each named executive officer in November 2007. Executive officers were granted stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Accordingly, those stock options will have value only if the market price of the common stock increases after that date. In determining the size of stock option grants to executive officers, the Committee considers similar awards to individuals being granted comparable values in our peer group as well as the Company’s financial performance against the strategic plan as attributed to executive officers.

The named executive officers were awarded the following number of stock options: Ms. Zuschlag, 15,000 shares and Messrs. Evanoski, Martz, Palkovich and Angotti, 4,000 shares each. The options vested 20% immediately and 20% per year beginning on the first anniversary of the grant. The Company has traditionally established the compensation for its executive officers in November of each year as part of its annual review of their performance.

Restricted Stock Awards

Under the Company’s 2005 Stock Incentive Plan, the Committee is authorized to grant share awards, which are a right to receive a distribution of shares of common stock. Shares of common stock granted pursuant to a share award are in the form of restricted stock which vests upon such terms and conditions as established by the Committee. The Committee determines which officers and key employees will be granted share awards, the number of shares subject to each share award, whether the share award is contingent upon achievement of certain performance goals and the performance goals, if any, required to be met in connection with a share award. Non-employee directors are not eligible to receive share awards. The number of shares available to be issued as share awards may not exceed 130,000 shares, or 20% of the total number of shares available for issuance under the 2005 Stock Incentive Plan. No restricted share awards have been made under the 2005 Stock Incentive Plan to date.

Stock Ownership Guidelines.    The Company has not established any formal policies or guidelines addressing expected levels of stock ownership by the named executive officers or for other executive officers. However, this matter remains under consideration.

Additional Components of Executive Compensation.    The Company and the Bank have also entered into employment agreements with Ms. Zuschlag and have entered into change in control agreements with the other executive officers, including the named executive officers. The purpose of the employment and change in control agreements is to retain for the benefit of the Company and Bank the talents of highly skilled officers who are integral to the development and implementation of the Company’s business. Such agreements, as discussed below, provide for termination benefits in the event of such executives’ termination or in the event of the occurrence of certain events. The severance payments of the agreements are intended to align the executive officers’ and the stockholders’ interests by enabling executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive officers’ own employment or impose financial hardship on him or her. The grounds under which severance payments are triggered in the employment and change in control agreements are similar to or the same as those included in many employment agreements for senior executive officers of comparable financial institutions.

Employment Agreements

ESB Bank maintains an employment agreement with Ms. Zuschlag pursuant to which the Bank agreed to employ her as President and Chief Executive Officer for a term of three years with a current base salary of $388,100. Such salary may be increased at the discretion of the Board of Directors of ESB Bank but may not be decreased during the term of the agreement without the prior written consent of Ms. Zuschlag. On an annual basis, the board of directors of ESB Bank considers whether to renew the employment agreement for an additional year. The employment agreement is terminable with or without cause by ESB Bank. The employment agreement provides that in the event of an involuntary termination of employment without cause (including a termination by Ms. Zuschlag for “good reason”, which includes a material change in her position, salary or duties without her consent), Ms. Zuschlag would be entitled to (1) an amount of cash severance which is equal to three times her average annual compensation over the last five years, (2) continued participation in certain insurance plans of the Company, including medical, dental, life and disability insurance plans, at no cost to her until the earlier of 36 months or the date she receives substantially similar benefits from full-time employment by another employer, (3) if Ms. Zuschlag is still receiving medical and dental coverage after the end of the 36 month period referred to in clause (2), then she would be entitled to continued medical and dental coverage until the earlier of Ms. Zuschlag’s death or the date Ms. Zuschlag receives medical and dental coverage from a subsequent employer substantially similar to the coverage provided by the Company, provided however, Ms. Zuschlag shall pay the employee share of the costs of such coverage provided pursuant to this clause (3) to the same extent as if she were still an employee, and (4) a lump sum cash payment equal to the projected cost of providing Ms. Zuschlag with benefits for a period of three years pursuant to any other employee benefit plans, programs or arrangements in which she was entitled to participate, excluding retirement plans and stock compensation plans. The employment agreement with ESB Bank provides that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by ESB Bank for federal income tax purposes. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

The Company has also entered into an employment agreement with Ms. Zuschlag to serve on terms substantially similar to the agreement entered into with ESB Bank, except as provided below. Ms. Zuschlag’s compensation, benefits and expenses are paid by the Company and ESB Bank in the same proportion as the time and services actually expended by her on behalf of each company. However, the agreement with the Company provides that severance payments payable to Ms. Zuschlag by the Company shall (1) include the amount by which the severance benefits payable by ESB Bank are reduced by Section 280G of the Code, and (2) not be subject to reduction in the event of a change in control as are the amounts payable by ESB Bank. As a result, the severance benefits payable by the Company may constitute “parachute payments” under Section 280G of the Code. In addition, the agreement with the Company provides that the Company shall reimburse Ms. Zuschlag for any resulting excise taxes payable by her, plus such additional amount as may be necessary to compensate her for the payment of state and federal income, excise and other employment-related taxes on the additional payments.

For a description of potential payments under the agreements in the event of a termination of Ms. Zuschlag’s employment, see “- Potential Payments Upon Termination of Employment or a Change in Control.”

Change in Control Agreements

The Company and ESB Bank entered into change of control agreements with Messrs. Evanoski, Martz, Palkovich and Angotti in order to assist the Company and the Bank in maintaining a stable and competent management base. The agreements provide for a three-year term, and subject to satisfactory performance reviews, among other things, shall extend on each anniversary date for an additional year so that the remaining term will be three years, unless either the Boards of Directors of the employers or the executive provides contrary written notice to the other not less than 30 days in advance of such anniversary date. The agreements are automatically extended for an additional one year upon a change in control, as defined. The agreements provide for payments in the event that certain adverse actions are taken with respect to the executive’s employment subsequent to a change in control in an amount equal to 2.99 times the respective executive’s annual compensation, as defined. Mr. Angotti elected early retirement as of December 31, 2007.

For a description of potential payments under the agreements in the event of a termination of the named executive officer’s employment and the payments to Mr. Angotti upon his retirement, see “- Potential Payments Upon Termination of Employment or a Change in Control.”

Excess Benefit Plan

The Company has adopted an excess benefit plan for the purpose of permitting Ms. Zuschlag, and any other employees of the Company who may be designated pursuant to the plan, to receive certain benefits that Ms. Zuschlag and any other employees of the Company otherwise would be eligible to receive under the Company’s 401(k) plan and ESOP but for the limitations set forth in the Code. Pursuant to the excess benefit plan, during each plan year the Company makes matching contributions on behalf of the participant in an amount equal to the amount of matching contributions that would have been made by the Company on behalf of the participant but for limitations in the Code, less the actual amount of matching contributions actually made by the Company on behalf of the participant. Finally, the excess benefit plan generally provides that during each plan year a participant shall receive a supplemental ESOP allocation in an amount equal to the amount which would have been allocated to the participant but for the limitations in the Code, less the amount actually allocated to the participant pursuant to the ESOP. The supplemental benefits to be received by a participant pursuant to the excess benefit plan shall be credited to an account maintained pursuant to the plan within 180 days after the end of each plan year. In connection with its adoption of the excess benefit plan, the Company adopted a trust which currently holds 42,293 shares of common stock to fund its obligation to Ms. Zuschlag under the excess benefit plan.

For information on the benefits payable to Ms. Zuschlag under the excess benefit plan, see the Nonqualified Deferred Compensation table under “- Excess Benefit Plan and Supplemental Executive Retirement Plan.”

Supplemental Executive Retirement Plan

The Company has adopted a Supplemental Executive Retirement Plan (“SERP”) in order to provide supplemental retirement and death benefits for certain key employees of the Company. Under the SERP, participants will receive an annual retirement benefit following retirement at age 65 equal to 25% of the participant’s final average pay multiplied by a target retirement benefit percentage. Final average pay is based upon the participant’s base salary and bonuses for the last three years, and the target benefit percentage is equal to the fraction resulting from the participant’s years of credited service (subject to a maximum of 20 years) divided by 20. Benefits under the plan are payable in either a lump sum or ten equal annual payments and a lesser benefit is payable upon early retirement at age 50 with at least twelve years of service. If a participant dies prior to retirement, the participant’s estate will receive a lump sum payment equal to the net present value of future benefit payments under the plan. At December 31, 2007, Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich and Angotti had 20, 25, 29, 17 and 21 years of credited service under the SERP, respectively.

For information on the benefits payable to the named executive officers under the SERP, see the Pension Benefits table under “- Excess Benefit Plan and Supplemental Executive Retirement Plan.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company at any time. None of the Company’s executive officers serve as a member of the compensation committee of any other for-profit company that has an executive officer serving as a member of the Company’s board of directors. None of the Company’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member the Company’s Compensation Committee.

Report of the Compensation Committee

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders filed with the SEC pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy Statement.

Compensation Committee

William B. Salsgiver (Chairman)

Lloyd L. Kildoo

Mario J. Manna

Executive Compensation

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company or its subsidiaries for services rendered in all capacities during the last two fiscal years to our principal executive officer and our principal financial officer as well as our three other highest compensated executive officers. We refer to these individuals through this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Charlotte A. Zuschlag	2007	$377,235	$118,000	$5,600	$8,073	$—	$22,471	$58,034	$589,413
President and Chief	2006	358,079	118,000	6,095	8,793	—	70,147	62,093	623,207
Executive Officer

Charles P. Evanoski	2007	151,230	32,000	2,800	2,153	—	4,628	36,838	229,649
Group Senior Vice	2006	143,215	32,000	3,048	2,345	—	1,074	39,842	221,524
President and Chief
Financial Officer

Frank D. Martz	2007	151,230	32,000	2,800	2,153	—	5,857	33,255	227,295
Group Senior Vice	2006	143,215	32,000	3,048	2,345	—	718	38,226	219,552
President of Operations
and Secretary

Todd F. Palkovich	2007	151,230	32,000	2,800	2,153	—	5,587	35,454	229,224
Group Senior Vice	2006	143,215	32,000	3,048	2,345	—	6,696	39,526	226,830
President of Lending

Thomas F. Angotti(6)	2007	151,000	32,000	2,800	2,153	—	110,901	37,451	336,305
Group Senior Vice	2006	143,215	32,000	3,048	2,345	—	9,487	39,891	229,986
President of
Administration

(1)	In addition to salary, includes amounts deferred and contributed to the 401(k) Plan by the named executive officer.
(2)	Represents a discretionary cash bonus paid in the indicated year for performance in the prior year.
(3)	Reflects the amount expensed in accordance with Statement of Financial Accounting Standards No. 123(R) during the indicated fiscal year with respect to awards of restricted stock and/or stock options, as the case may be, with respect to each of the named executive officers. For a discussion of the assumptions used to establish the valuation of the restricted stock awards and stock options, reference is made to Note 10 of the Notes to the Consolidated Financial Statements of the Company included in the Company’s 2007 Annual Report to Stockholders. Additional information is also included in the table entitled “Grants of Plan-Based Awards.”
(4)	Reflects the increase in the actuarial present value of the named executive officer’s accumulated benefits under the Supplemental Executive Retirement Plan (“SERP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Also includes for Ms. Zuschlag the increase in the balance of the benefits payable under the Company’s excess benefit plan during the indicated fiscal year. There were no above-market or preferential earnings on nonqualified deferred compensation for any of the named executive officers.
(5)	In fiscal 2007, includes amounts paid by the Company to the accounts of Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich and Angotti, pursuant to the 401(k) Plan of $7,875, $6,413, $6,413, $6,413 and $5,285, respectively, and estimated allocations under the ESOP of $25,697, $17,272, $17,272, $17,272 and $17,245, respectively. Also includes perquisites and other benefits for fiscal 2007 in the amount of $24,462, $13,153, $9,570, $11,769 and $14,921, respectively, consisting of the cost of personal use of Company-provided automobiles, club dues and the cost of cellular telephone service provided for the named executive officers.
(6)	Retired as of December 31, 2007.

Equity Compensation Plans

The following table sets forth information concerning grants of awards pursuant to plans made to the named executive officers during the year ended December 31, 2007. The Company does not maintain a non-equity or equity incentive plan that provides for payments based upon achievement of threshold, target and maximum goals.

Grants of Plan-Based Awards for the Year Ended December 31, 2007

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards(3)
Charlotte A. Zuschlag	11/20/07	—	15,000	$10.11	$40,365

Charles P. Evanoski	11/20/07	—	4,000	10.11	10,764

Frank D. Martz	11/20/07	—	4,000	10.11	10,764

Todd F. Palkovich	11/20/07	—	4,000	10.11	10,764

Thomas F. Angotti	11/20/07	—	4,000	10.11	10,764

(1)	The stock options granted on November 20, 2007 were 20% immediately vested and an additional 20% vest each year thereafter.
(2)	Based upon the fair market value of a share of Company common stock on the date of grant.
(3)	The fair value of the stock options granted is computed in accordance with Statement of Accounting Standards No. 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each named executive officer as of December 31, 2007. The Company does not maintain a non-equity or equity incentive plan that provides for payments based upon achievement of threshold, target and maximum goals.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4)
	Exercisable(1)	Unexercisable
Charlotte A. Zuschlag	16,726	—		$9.47	06/16/2008	2,000	$20,000
	25,706	—		7.37	06/15/2009
	24,378	—		6.01	06/20/2010
	21,598	—		7.83	11/19/2011
	18,000	—		10.83	11/19/2012
	15,000	—		15.35	11/18/2013
	15,000	—		14.50	11/16/2014
	15,000	—		12.20	04/19/2015
	6,000	9,000	(5)	10.75	11/21/2016
	3,000	12,000	(6)	10.11	11/20/2017
Charles P. Evanoski	6,272	—		9.47	06/16/2008	1,000	10,000
	8,553	—		7.37	06/15/2009
	13,824	—		6.01	06/20/2010
	4,752	—		7.83	11/19/2011
	4,800	—		10.83	11/19/2012
	4,000	—		15.35	11/18/2013
	4,000	—		14.50	11/16/2014
	4,000	—		12.20	04/19/2015
	1,600	2,400	(5)	10.75	11/21/2016
	800	3,200	(6)	10.11	11/20/2017
Frank D. Martz	6,268	—		9.47	06/16/2008	1,000	10,000
	8,553	—		7.37	06/15/2009
	13,824	—		6.01	06/20/2010
	4,752	—		7.83	11/19/2011
	4,800	—		10.83	11/19/2012
	4,000	—		15.35	11/18/2013
	4,000	—		14.50	11/16/2014
	4,000	—		12.20	04/19/2015
	1,600	2,400	(5)	10.75	11/21/2016
	800	3,200	(6)	10.11	11/20/2017
Todd F. Palkovich	6,272	—		9.47	06/16/2008	1,000	10,000
	8,553	—		7.37	06/15/2009
	4,752	—		7.83	11/19/2011
	4,800	—		10.83	11/19/2012
	4,000	—		15.35	11/18/2013
	4,000	—		14.50	11/16/2014
	4,000	—		12.20	04/19/2015
	1,600	2,400	(5)	10.75	11/21/2016
	800	3,200	(6)	10.11	11/20/2017
Thomas F. Angotti	14,710	—		4.05	10/15/2008	1,000	10,000
	13,824	—		6.01	06/20/2010
	4,752	—		7.83	11/19/2011
	4,800	—		10.83	11/19/2012
	4,000	—		15.35	11/18/2013
	4,000	—		14.50	11/16/2014
	4,000	—		12.20	04/19/2015
	1,600	2,400	(5)	10.75	11/21/2016
	800	3,200	(6)	10.11	11/20/2017

(footnotes on following page)

(1)	Except as otherwise noted, the stock options were immediately exercisable on December 31, 2007.
(2)	Based upon the fair market value on the date of grant.
(3)	The restricted shares vested 12 1/2% immediately upon grant on May 18, 2004 and vest 12 1/2 % each year thereafter over seven years.
(4)	Based upon a fair market value of $10.00 per share for the Company common stock as of December 31, 2007.
(5)	The stock options vested 20% immediately upon grant on November 21, 2006 and vest 20% each year thereafter over four years.
(6)	The stock options vested 20% immediately upon grant on November 20, 2007 and vest 20% each year thereafter over four years.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested for the named executive officers during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized On Exercise	Number of Shares Acquired On Vesting	Value Realized On Vesting(1)

Charlotte A. Zuschlag	2,112	$ 9,863	500	$5,600

Charles P. Evanoski	6,898	35,939	250	2,800

Frank D. Martz	—	—	250	2,800

Todd F. Palkovich	—	—	250	2,800

Thomas F. Angotti	24,710	163,134	250	2,800

(1)	Based upon the fair market value of a share of Company common stock on May 18, 2007.

Excess Benefit Plan and Supplemental Executive Retirement Plan

The Company has adopted an excess benefit plan for the purpose of permitting Ms. Zuschlag, and any other employees of the Company who may be designated pursuant to the plan, to receive certain benefits that Ms. Zuschlag and any other employees of the Company otherwise would be eligible to receive under the Company’s 401(k) plan and ESOP but for the limitations set forth in the Code. For additional information, see “- Compensation Discussion and Analysis – Excess Benefit Plan.”

The Company has adopted a Supplemental Executive Retirement Plan (“SERP”) in order to provide supplemental retirement and death benefits for certain key employees of the Company. For additional information, see “- Compensation Discussion and Analysis – Supplemental Executive Retirement Plan.”

The following table sets forth information concerning the SERP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year

Charlotte A. Zuschlag	Supplemental Executive Retirement Plan	20	$443,470	$ —

Charles P. Evanoski	Supplemental Executive Retirement Plan	25	103,344	—

Frank D. Martz	Supplemental Executive Retirement Plan	29	130,778	—

Todd F. Palkovich	Supplemental Executive Retirement Plan	17	124,749	—

Thomas F. Angotti	Supplemental Executive Retirement Plan	21	323,450	—

(1)	Reflects the actuarial present value of accumulated benefits as of December 31, 2007.

The following table sets forth information regarding the excess benefit plan. Only Ms. Zuschlag participates in the excess benefit plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2007	Registrant Contributions in 2007	Aggregate Earnings in 2007	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2007

Charlotte A. Zuschlag	$ —	$29,614	$15,092	$ —	$393,988(1)

Charles P. Evanoski	—	—	—	—	—

Frank D. Martz	—	—	—	—	—

Todd F. Palkovich	—	—	—	—	—

Thomas F. Angotti	—	—	—	—	—

(1)	Based upon the fair market value of the Company common stock held in the excess benefit plan at December 31, 2007.

Employment and Change of Control Agreements

The Company and the Bank have entered into employment agreements with Ms. Zuschlag pursuant to which the Company and the Bank agreed to employ Ms. Zuschlag as President and Chief Executive Officer. For additional information, see “- Compensation Discussion and Analysis – Employment Agreements.”

The Company and the Bank have entered into change of control agreements with Messrs. Evanoski, Martz, Palkovich and Angotti in order to assist them in maintaining a stable and competent management base. For additional information, see “- Compensation Discussion and Analysis – Change in Control Agreements.”

Potential Payments upon Termination of Employment or a Change in Control

The following table describes the potential payments to Charlotte A. Zuschlag, President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (o)		Retirement (p)

Accrued vacation pay (a)	$—	$—	$—	$—	$—		$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	1,455,150	1,455,150	1,577,984	(q)	—
ESOP allocations(d)	—	—	—	—	—		—
Medical and dental benefits (e)	—	—	163,470	163,470	158,017	(r)	158,017	(r)
Other welfare benefits (f)	—	—	3,524	3,524	3,329	(r)	3,329	(r)
Club dues (g)	—	—	38,595	38,595	—		—
Automobile expenses (h)	—	—	30,459	30,459	—		—
Additional SERP benefits (i)	—	—	—	—	—		—
§280G tax gross-up (j)	—	—	—	597,834	—		—

Equity awards: (k)
Unvested stock options (l)	—	—	—	—	—		—
Unvested restricted stock awards (m)	—	—	—	20,000	20,000		—

Total payments and benefits (n)	$—	$—	$1,691,198	$2,309,032	$1,759,330		$161,346

(footnotes following the table on page 23)

The following table describes the potential payments to Charles P. Evanoski, Group Senior Vice President and Chief Financial Officer, upon an assumed termination of employment or a change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (o)	Retirement (p)

Accrued vacation pay (a)	$—	$—	$—	$—	$—	$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	—	568,743	—	—
ESOP allocations(d)	—	—	—	—	—	—
Medical and dental benefits (e)	—	—	—	33,341	—	—
Other welfare benefits (f)	—	—	—	3,274	—	—
Club dues (g)	—	—	—	10,530	—	—
Automobile expenses (h)	—	—	—	27,381	—	—
Additional SERP benefits (i)	—	—	—	—	—	—
§280G tax gross-up (j)	—	—	—	(156,204)	—	—

Equity awards: (k)
Unvested stock options (l)	—	—	—	—	—	—
Unvested restricted stock awards (m)	—	—	—	10,000	10,000	—

Total payments and benefits (n)	$—	$—	$—	$497,065	$10,000	$—

(footnotes following the table on page 23)

The following table describes the potential payments to Frank D. Martz, Group Senior Vice President of Operations, upon an assumed termination of employment or a change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (o)	Retirement (p)

Accrued vacation pay (a)	$—	$—	$—	$—	$—	$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	—	568,743	—	—
ESOP allocations(d)	—	—	—	—	—	—
Medical and dental benefits (e)	—	—	—	44,061	—	—
Other welfare benefits (f)	—	—	—	3,274	—	—
Club dues (g)	—	—	—	10,530	—	—
Automobile expenses (h)	—	—	—	16,629	—	—
Additional SERP benefits (i)	—	—	—	—	—	—
§280G tax gross-up (j)	—	—	—	(165,993)	—	—

Equity awards: (k)
Unvested stock options (l)	—	—	—	—	—	—
Unvested restricted stock awards (m)	—	—	—	10,000	10,000	—

Total payments and benefits (n)	$—	$—	$—	$487,244	$10,000	$—

(footnotes following the table on page 23)

The following table describes the potential payments to Todd F. Palkovich, Group Senior Vice President of Lending, upon an assumed termination of employment or a change in control as of December 31, 2007.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (o)	Retirement (p)

Accrued vacation pay (a)	$—	$—	$—	$—	$—	$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	—	553,793	—	—
ESOP allocations(d)	—	—	—	—	—	—
Medical and dental benefits (e)	—	—	—	41,675	—	—
Other welfare benefits (f)	—	—	—	3,274	—	—
Club dues (g)	—	—	—	10,530	—	—
Automobile expenses (h)	—	—	—	23,196	—	—
Additional SERP benefits (i)	—	—	—	106,110	—	—
§280G tax gross-up (j)	—	—	—	(199,493)	—	—

Equity awards: (k)
Unvested stock options (l)	—	—	—	—	—	—
Unvested restricted stock awards (m)	—	—	—	10,000	10,000	—

Total payments and benefits (n)	$—	$—	$—	$549,085	$10,000	$—

(a)	Employees are credited with vacation time each calendar year based on position and tenure. If an employee voluntarily resigns, dies or retires during the year, he or she is paid for a portion of the current year’s unused vacation time. A payment also would be made if employment was involuntarily terminated without cause or by an executive for good reason. If an employee’s employment is terminated for cause or due to disability, no payment is made for any unused vacation time. Employees are unable to carryover to the following year any unused vacation time without prior approval. The amounts shown represent each executive’s accrued but unused vacation time as of December 31, 2007.
(b)	These severance payments and benefits are payable if Ms. Zuschlag’s employment is terminated prior to a change in control either (i) by the Company or the Bank for any reason other than cause, disability, retirement or death or (ii) by Ms. Zuschlag if the Company or the Bank takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if an executive’s employment is terminated during the term of Ms. Zuschlag’s employment agreement following a change in control or within 18 months following a change in control for Messrs. Evanoski, Martz and Palkovich.
(c)	For Ms. Zuschlag, represents a lump sum payment equal to three times her average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs and any income deferred by her during such period, except as set forth in Note (q) below with respect to death or disability. For each of Messrs. Evanoski, Martz and Palkovich, represents a lump sum cash payment equal to 2.99 times the executive’s highest base salary and cash bonus paid by the Company and the Bank during any of the three years preceding the year in which the date of termination occurs.
(d)	Upon a change in control, the ESOP will be terminated and the unallocated ESOP shares will first be used to repay the outstanding ESOP loan. Any remaining unallocated ESOP shares will then be allocated among ESOP participants on a pro rata basis based on account balances. Based on the December 31, 2007 closing price of $10.00 per share, the value of the remaining unallocated ESOP shares is less than the remaining principal balance of the loan by approximately $487,000. As a result, there would have been no additional allocations to ESOP participants upon a termination of the ESOP.
(e)	Represents the estimated present value cost of providing continued medical and dental coverage to each of the executives for an assumed additional 36 months at no cost to the executives, except as otherwise noted with respect to Ms. Zuschlag. If Ms. Zuschlag’s employment is terminated by the Company or the Bank for other than cause, death, disability or retirement or by Ms. Zuschlag for good reason and she is still receiving medical and dental coverage upon the expiration of 36 months, her employment agreement provides for the continuation of medical and dental coverage for a period ending at the earlier of (i) her death or (ii) the date she is entitled to receive substantially similar benefits from a subsequent employer, provided that she pays the employee share of any such coverage after the initial 36 months. If Ms. Zuschlag’s employment is terminated due to death, disability or retirement, continued insurance coverage will be provided as discussed in Note (r) below. The estimated costs assume the current insurance premiums or costs increase by 10% in each of 2009 and 2010 and, for Ms. Zuschlag, by 10% each additional year.

(f)	Represents the estimated present value cost of providing continued life, accidental death and long-term disability coverage to each of the executives for an assumed additional 36 months at no cost to the executives, except as otherwise noted with respect to Ms. Zuschlag. If Ms. Zuschlag’s employment is terminated due to death, disability or retirement, continued insurance coverage will be provided as discussed in Note (r) below. The estimated costs assume the current insurance premiums or costs increase by 10% in each of 2009 and 2010.
(g)	Represents the estimated costs of paying club dues for each of the executives for an assumed additional 36 months, based on the amounts paid in 2007. The amounts have not been discounted to present value.
(h)	Represents the estimated costs of paying automobile leases and related expenses for each of the executives for an assumed additional 36 months, based on the amounts paid in 2007. The amounts have not been discounted to present value.
(i)	In the event of a change in control, each participant in our amended and restated supplemental executive retirement plan (the “SERP”) will receive annual benefits for 10 years as if he or she had 20 years of service. The tables show the incremental increase in the present value of the SERP benefits that Mr. Palkovich would receive upon a change in control. At December 31, 2007, Mr. Palkovich had 17 years of service, while Ms. Zuschlag and Messrs. Evanoski and Martz each had 20 or more years of service.
(j)	The payments and benefits to Ms. Zuschlag in the change in control column are subject to a 20% excise tax to the extent the parachute amounts associated therewith under Section 280G of the Code equal or exceed three times her average taxable income for the five years ended December 31, 2006. Her payments exceed this threshold. If a change in control was to occur, the Company believes that the Section 280G gross-up payments could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done. However, if the excise tax cannot be avoided, then the Company has agreed in its employment agreement with Ms. Zuschlag to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place her in the same after-tax position she would have been in if the excise tax had not been imposed. If the parachute amounts associated with the payments and benefits to Messrs. Evanoski, Martz and Palkovich equal or exceed three times their average taxable income for the five years ended December 31, 2006, such payments and benefits in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax. The amount of the reductions for such officers are shown in the tables. If the timing of the change in control permitted tax planning to be done, the Company believes that the amount of the cut-backs could be reduced or even eliminated.
(k)	The vested stock options held by Ms. Zuschlag and Messrs. Evanoski, Martz, Palkovich, and Angotti had a value of approximately $220,600, $91,300, $91,300, $36,100 and $153,000, respectively, based on the December 31, 2007 closing price of $10.00 per share. Such value can be obtained in the event of termination due to voluntary termination, death, disability, retirement or cause only if the executive actually exercises the vested options in the manner provided for by the relevant option plan and subsequently sells the shares received for $10.00 per share. In the event of a termination of employment, each executive (or his or her estate in the event of death) will have the right to exercise vested stock options for the period specified in his or her option grant agreement. If the termination of employment occurs following a change in control, each executive can exercise the vested stock options for the remainder of the original ten-year term of the option.
(l)	Because the exercise price of each unvested stock option held by each executive exceeds the December 31, 2007 closing price of $10.00 per share for the Company’s common stock, the unvested stock options had no immediate cash value at December 31, 2007. All unvested stock options will become fully vested upon an executive’s death, disability or retirement after age 65 or upon a change in control.
(m)	If an executive’s employment is terminated as a result of death or disability, unvested restricted stock awards are deemed fully earned. In addition, in the event of a change in control of the Company, the unvested restricted stock awards are deemed fully vested.
(n)	Does not include the value of the vested benefits to be paid under our tax-qualified 401(k) plan and ESOP or under our SERP and excess benefit plan. See the Pension Benefits table and the Nonqualified Deferred Compensation table under “- Excess Benefit Plan and Supplemental Executive Retirement Plan” above. Also does not include the value of vested stock options set forth in Note (k) above, earned but unpaid salary and reimbursable expenses.
(o)	If the employment of Ms. Zuschlag, Mr. Evanoski, Mr. Martz or Mr. Palkovich had terminated at December 31, 2007 due to death, his or her beneficiaries or estate would have received life insurance proceeds of approximately $500,000, $314,000, $314,000 and $314,000, respectively. The life insurance coverage is based on two times base salary, subject to a cap of $500,000. If the employment of Ms. Zuschlag, Mr. Evanoski, Mr. Martz or Mr. Palkovich had terminated due to disability, they would have received disability benefits of $10,000, $8,723, $8,723 and $8,723, respectively, per month. Disability benefits are provided at the rate of two-thirds of base salary not to exceed $10,000 per month, until the executive reaches his or her normal retirement age of 65. In addition, each executive’s unvested stock options and unvested restricted stock awards will become fully vested upon death or disability. The SERP benefits discussed in Note (p) below will also become payable following death or disability.
(p)

The Company has a supplemental executive retirement plan (the “SERP”) covering each executive, as well as an excess benefit plan for Ms. Zuschlag. Under the SERP, the normal retirement benefits are reduced in the event of early retirement before age 65, unless the executive has at least 20 years of service or the termination of employment occurs within 24 months following a change in control. If the executives had retired on December 31, 2007, their annual SERP benefits would have been approximately $126,800 for Ms. Zuschlag, $45,500 for Mr. Evanoski, $45,500 for Mr. Martz and $23,000 for Mr. Palkovich, in each case payable for 10 years. The above amounts reflect an early retirement reduction for Mr. Palkovich who had 17 years of service. These amounts would also be payable in the event of disability, except that disability benefits do not commence until January 1st following the participant’s 65th birthday. If a change in control had occurred as of December 31, 2007, the annual benefits for Mr. Palkovich would have increased to approximately $38,300. In the event of death, the SERP benefit is equal to the present value of the accrued benefits under the SERP, which generally approximate the benefits payable in a change in control. For the aggregate balance of Ms. Zuschlag’s excess benefit plan account at December 31, 2007, see the Nonqualified Deferred Compensation table under “- Excess Benefit Plan and Supplemental Executive Retirement Plan” above.

(q)	Represents the estimated present value of the disability benefits that Ms. Zuschlag would be entitled to receive under her employment agreement if she remained disabled until age 65. In the event of disability or death, she (or her estate or beneficiaries in the event of death) is entitled to a continuation of her base salary for the remaining term of her employment agreement. In addition, if she remains disabled after her remaining term expires, she is entitled to benefits up until age 65 equal to two-thirds of her base salary minus certain other disability benefits, with such other benefits assumed to be $10,000 per month. The estimated present value of her death benefits under her employment agreement are approximately $1.0 million.
(r)	If Ms. Zuschlag’s employment is terminated due to death, disability or retirement, the Company and the Bank will provide continued medical, dental, life and disability coverage substantially identical to the coverage provided immediately prior to her termination of employment. The medical and dental coverage will continue until the earlier of (i) her death, except that her beneficiaries will receive coverage for the remaining term of her employment agreement or (ii) the date she is entitled to receive similar benefits from a subsequent employer. The life and disability coverage will cease upon the earlier of her death or the expiration of the remaining term of her employment agreement.

Thomas F. Angotti, Group Senior Vice President of Administration, elected early retirement as of December 31, 2007. The 5,600 unvested stock options and 1,000 unvested restricted stock awards held by Mr. Angotti were forfeited, with Mr. Angotti retaining his vested stock options. Mr. Angotti will receive his vested benefits under our tax-qualified 401(k) plan and ESOP, and his early retirement benefit under our SERP will be approximately $45,100 per year for 10 years. Other than as described above, Mr. Angotti did not receive any other payments or benefits as a result of his early retirement.

Directors’ Compensation

As of December 31, 2007, all non-employee directors of the Company receive $850 per month (except for Mr. Salsgiver who receives $1,360 per month as Chairman of the Board and Mr. Skuba who receives $1,105 per month as Vice Chairman of the Board) and are not compensated for attendance at committee meetings (except for members of the audit committee who receive $360 per meeting and Mr. Kildoo who receives $575 per meeting as Chairman of the audit committee). Full-time employee directors of the Company do not receive any fees for board or committee meetings. Directors of the Bank and the Company’s other subsidiaries also receive fees for service on such board.

The following table sets forth information concerning compensation paid or accrued by the Company and its subsidiaries to each member of the board of directors during the year ended December 31, 2007. Ms. Zuschlag has been omitted from the table as her compensation is fully reported in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation		Total
Charles Delman	$41,600	$—	$1,615	$—	$85,152	$14,772	(4)	$143,139

Lloyd L. Kildoo	36,350	—	1,615	—	8,713	—		46,678

Mario J. Manna	35,060	—	1,615	—	30,450	—		67,125

William B. Salsgiver	51,260	—	1,615	—	14,799	8,399	(5)	76,073

Herbert S. Skuba	41,940	—	1,615	—	6,214	—		49,769

James P. Wetzel, Jr.	30,600	—	1,615	—	5,656	189,449	(6)	227,320

(1)	Include payment of directors’ fees for service on the board of the Bank, THF, Inc. and Amsco, Inc. if the director serves on such board. Also includes the payment of fees for attendance at meeting of committees of the board that the director serves on as well as fees for service as chairman of a board committee.
(2)	Reflects the amount expensed in accordance with Statement of Financial Accounting Standards No. 123(R) during fiscal 2007 with respect to the grants of stock options. In 2007, each non-employee director was granted an option to purchase 3,000 shares of common stock with an exercise price of $10.11 per share, which options vested 20% immediately and vest 20% each year over four years, and had a grant date fair market value of $8,075. For a discussion of the assumptions used to establish the valuation of the stock options, reference is made to Note 10 of the Notes to the Consolidated Financial Statements of the Company included in the Company’s 2007 Annual Report to Stockholders.
(3)	Refers to benefits payable under the Directors’ Retirement Plan.
(4)	Includes $12,602 of premiums for medical insurance and $2,170 of premiums for long term care insurance.
(5)	Consists of $8,399 for premiums for medical insurance.
(6)	In connection with the acquisition of PHSB Financial Corporation, the Company entered into a consulting and noncompetition agreement with James P. Wetzel, Jr., who became a director of the Company in February 2005 upon completion of the acquisition. Mr. Wetzel agreed to provide consulting services to the Company and to not compete against the Company or its subsidiaries or affiliates for a period of three years following completion of the acquisition. In exchange, the Company agreed to pay Mr. Wetzel $180,000 per year, payable monthly, and to provide Mr. Wetzel with the continued use of the automobile previously owned by Peoples Home Savings Bank, with the Company to pay all insurance and repair costs on the automobile. Also includes $8,473 for premiums for medical insurance and $976 for premiums for automobile insurance and repairs.

Directors’ Retirement Plan

The Company and the Bank have adopted the ESB Financial Corporation Directors’ Retirement Plan and entered into director retirement agreements with each director of the Company and the Bank. The plan provides that any retiring director with a minimum of five or more years of service with the Company or the Bank and a minimum of 10 total years of service, including years of service with any bank acquired by the Company or the Bank, that remains in continuous service as a board member until age 75 will be entitled to receive an annual retirement benefit equal to his or her director’s fees earned during the last full calendar year prior to his or her retirement date, multiplied by a ratio, ranging from 25% to 80%, based on the director’s total years of service. The maximum ratio of 80% of fees requires 20 or more years of service and the minimum ratio of 25% of fees requires 10 years of service. Retirement benefits may also be payable under the plan if a director retires from service as a director prior to attaining age 75. During 2007, Messrs. Smith and Blank received benefits of $14,256 and $14,256, respectively, under the plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person, other than the Company’s ESOP, who owns 10% or more of the Company’s common stock.

Based solely on review of the copies of such forms furnished to the Company, the Company believes that all applicable Section 16(a) filing requirements were satisfied by its officers and directors during 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with applicable federal laws and regulations, ESB Bank offers mortgage loans to its directors, officers and full-time employees for the financing of their primary residences as well as various consumer loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must (i) be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings association with non-affiliated parties; (ii) be pursuant to underwriting standards that are no less stringent than those applicable to comparable transactions with non-affiliated parties; (iii) not involve more than the normal risk of repayment or present other unfavorable features; and (iv) not exceed, in the aggregate, the institution’s unimpaired capital and surplus, as defined.

As of December 31, 2007, three of the directors and executive officers of the Company, or their affiliates, had aggregate loan balances in excess of $120,000, which amounted to $2.5 million, in the aggregate. All such loans were made by ESB Bank in the ordinary course of business and were not made with favorable terms nor did they involve more than the normal risk of collectibility.

In connection with the acquisition of PHSB Financial Corporation, the Company entered into a consulting and noncompetition agreement with James P. Wetzel, Jr., who became a director of the Company in February 2005 upon completion of the merger. See “Compensation of Directors and Executive Officers – Directors’ Compensation.”

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION

TO PROVIDE FOR THE ISSUANCE OF UNCERTIFICATED SHARES

In August 2006, the Securities and Exchange Commission approved rule filings by the NASDAQ Stock Market, the New York Stock Exchange, and the American Stock Exchange, which require all listed issuers to be eligible by January 1, 2008 for the Direct Registration System (“DRS”) administered by the Depository Trust Company, which compliance date was recently extended to March 31, 2008. The Direct Registration System is a service within the securities industry that allows companies to issue shares in book entry form. DRS shares can be moved electronically between brokers and transfer agents through a secure, closed-end network administered by the Depository Trust Company. The Direct Registration System has been used by a growing number of public companies since its inception in 1996.

Because the Company’s common stock is listed on the NASDAQ Stock Market, in order to be in compliance with the new requirements, the Company must have the ability to issue uncertificated shares no later than March 31, 2008. The Pennsylvania Business Corporation Law provides that stockholders are entitled to receive a stock certificate representing the shares owned by the stockholder, unless the issuer’s articles of incorporation otherwise provide. Thus, in order to comply with the new requirements, the Company must amend its Articles of Incorporation, which requires stockholder approval, to provide for the issuance of uncertificated shares. Due to the timing of the annual meeting, the Company will not comply with the March 31, 2008 deadline, but will amend its Articles of Incorporation and be in compliance with the NASDAQ requirements promptly after the annual meeting, assuming the proposed amendment is approved by stockholders.

Our Amended and Restated Articles of Incorporation are currently silent with respect to the use of stock certificates. In order to comply with the new NASDAQ requirements, the Company must amend its Articles of Incorporation to permit its common stock to be issued in book entry form rather than being represented by a stock certificate. The board of directors has adopted an amendment to the Amended and Restated Articles of Incorporation to add a new Section D at the end of Article 5, with the new section to read in its entirety as follows:

“D.    Uncertificated Shares.    Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation or its transfer agent. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”

The amendment to the Articles of Incorporation only permits the use of uncertificated shares and does not require the use of uncertificated shares. Stockholders who currently hold stock certificates will not be required to surrender their existing stock certificates if the amendment is adopted. Stockholders of the Company may benefit from the implementation of uncertificated shares eligible to participate in the Direct Registration System in various ways, including:

•	Increased efficiency of transfers and sales;
•	Increased trading flexibility - stockholders can trade at any time and not risk “missing the market” because of delays possibly associated with the handling of physical certificates;
•	Reduced lost or stolen certificates and replacement fees; and/or
•	Reduced risk of fraudulent presentation of previously cancelled certificates.

The Company may obtain some or all of the following benefits upon eliminating the need for physical stock certificates, including:

•	Reduced costs for printing, storage, insurance, postage and envelopes to mail certificates to shareholders;

•	Reduced risk of previously cancelled certificates being fraudulently presented as valid instruments, which minimizes risk for the Company, brokers and shareholders;
•	Reduced time and expenses associated with the research and processing of unexchanged certificates from previous corporate actions; and/or
•	Reduced costs attributable to lost certificate processing and related shareholder inquires and correspondence.

For all of the above reasons, the board of directors believes that allowing for the issuance of uncertificated shares is in the best interests of the Company and its stockholders and that the failure to obtain the ability to issue uncertificated shares could jeopardize the Company’s ability to maintain the listing of its shares of common stock on the NASDAQ Stock Market. Accordingly, the board of directors recommends that stockholders approve the proposed amendment to Article 5 of the Articles of Incorporation.

Vote Required.    The affirmative vote of the holders of at least a majority of the issued and outstanding shares of the common stock of the Company is necessary to adopt the proposal to amend the Articles of Incorporation to provide for the issuance of uncertificated shares of stock. Proxies will be voted in favor of the resolution unless otherwise instructed by the stockholder. Abstentions and any shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the amendment.

The Board of Directors recommends a vote FOR the adoption of the amendment to the Company’s Amended and Restated Articles of Incorporation to provide for the issuance of uncertificated shares.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of the board of directors of the Company has appointed S.R. Snodgrass, A.C., as the independent registered public accounting firm for the Company for the year ending December 31, 2008. The board of directors has directed that the selection of the accounting firm be submitted for ratification by the stockholders at the annual meeting. The Company has been advised by S.R. Snodgrass, A.C. that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent registered public accounting firm and clients. S.R. Snodgrass, A.C. will have representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Auditor Fees

The following table sets forth the aggregate fees paid by us to S.R. Snodgrass, A.C. for professional services rendered by S.R. Snodgrass, A.C. in connection with the audit of the Company’s consolidated financial statements for 2007 and 2006 and the fees paid by us to S.R. Snodgrass, A.C. for audit-related services, tax services and all other services rendered by S.R. Snodgrass, A.C to us during 2007 and 2006.

	Year Ended December 31,
	2007	2006
Audit fees(1)	$143,735	$138,530
Audit-related fees(2)	18,600	25,606
Tax fees(3)	47,000	46,000
All other fees	2,037	—

Total	$211,372	$210,136

(1)	Audit fees consist of fees incurred in connection with the audit of our annual financial statements, reporting on management’s assertion regarding the effectiveness of internal controls in accordance with FDICIA, the review of the interim financial statements included in our quarterly reports filed with the SEC and the issuance of consents and assistance with, and review of, documents filed with the SEC.

(2)	Audit-related fees consist of fees incurred in connection with audits of the financial statements of certain of the Company’s employee benefit plans, agreed upon procedures for reviewing student loans preformed under the Federal Family Educational Loan Program and procedures performed relating to the Uniform Attestation Program.
(3)	Tax fees consist of fees incurred in connection with tax planning, tax compliance and tax consulting services.

Pre-Approval Policy and Procedures

The audit committee selects the Company’s independent registered public accounting firm and pre-approves all audit services to be provided by it to the Company. The audit committee also reviews and pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with the audit committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the audit committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. Pursuant to its policy, the audit committee pre-approves certain audit-related services and certain tax services which are specifically described by the audit committee on an annual basis and separately approves other individual engagements as necessary. The pre-approval requirements do not apply to certain services if: (i) the aggregate amount of such services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent auditor during the year in which the services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be other services; and (iii) such services are promptly brought to the attention of the committee and approved by the committee or by one or more members of the committee to whom authority to grant such approvals has been delegated by the committee prior to the completion of the audit. The committee may delegate to one or more designated members of the committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the full committee at its next scheduled meeting.

During the year end December 31, 2007, each new engagement of S.R. Snodgrass, A.C. was approved in advance by the audit committee, and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

The Board of Directors recommends that you vote FOR the ratification of the appointment of S.R. Snodgrass, A.C. as our independent registered public accounting firm for the year ending December 31, 2008.

OTHER MATTERS

Management is not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., LLC, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee arrangement with such firm is $3,500 plus reimbursement for out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

STOCKHOLDER PROPOSALS AND STOCKHOLDER

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any proposal which a stockholder wishes to have included in the proxy solicitation materials to be used in connection with the next annual meeting of stockholders of the Company, must be received at the principal executive offices of the Company, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117, Attention: Secretary, no later than November 18, 2008. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the Company’s proxy statement and set forth on the form of proxy issued for the next annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

Stockholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article 10.F of the Company’s Articles of Incorporation, which provides that to be properly brought before an annual meeting, business must be (a) properly brought before the meeting by or at the direction of the board of directors or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company, or not later than February 16, 2009 in connection with the next annual meeting of stockholders of the Company. A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before an annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and (b) certain other information set forth in the Articles of Incorporation. No stockholder proposals have been received by the Company in connection with the annual meeting.

The board of directors has adopted a process by which stockholders may communicate directly with members of the board. Stockholders who wish to communicate with the board may do so by sending written communications addressed to the Board of Directors, c/o Frank Martz, Secretary, ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

A copy of the Company’s annual report to stockholders for the year ended December 31, 2007 accompanies this proxy statement.

Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2007. Upon written request, the Company will furnish to any such stockholder a copy of the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to ESB Financial Corporation, 600 Lawrence Avenue, Ellwood City, Pennsylvania 16117, Attention: Secretary. The Annual Report on Form 10-K is not a part of this proxy statement.

ESB FINANCIAL CORPORATION	REVOCABLE PROXY

This proxy is solicited on behalf of the Board of Directors of ESB Financial Corporation (the “Company”) for use only at the Annual Meeting of Stockholders to be held on April 16, 2008 and at any adjournment thereof.

The undersigned hereby appoints the Board of Directors of the Company, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2008, at 4:00 p.m., local time, or at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as indicated below.

1.	Election of Directors

☐	FOR all nominees listed (except as marked to the contrary.)	☐	WITHHOLD AUTHORITY to vote for all nominees listed.

Nominees for three-year term: Herbert S. Skuba and William B. Salsgiver

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal to amend the Company’s Articles of Incorporation to permit the issuance of shares in “book entry” form.

☐  FOR                              ☐  AGAINST                          ☐  ABSTAIN

3.	Proposal to ratify the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

☐  FOR                              ☐  AGAINST                          ☐  ABSTAIN

In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote FOR the nominees for director, FOR the proposal to amend the Company’s Articles of Incorporation to permit the issuance of “book entry” shares and FOR the proposal to ratify the independent registered public accounting firm for 2008. You are encouraged to specify your choices by marking the appropriate boxes above; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. This proxy may be revoked at any time before it is exercised.

Shares of Common Stock of the Company will be voted as specified. If no specification is made, shares will be voted FOR the election of the Board of Directors’ nominees to the Board of Directors, FOR the proposal to amend the Company’s Articles of Incorporation to permit the issuance of “book entry” shares and FOR the proposal to ratify the independent registered public accounting firm for 2008, and otherwise at the discretion of the proxies.

Please be sure to sign and date this Proxy in the box below.

Date:

Stockholder sign above — co-holder (if any) also sign above

The above hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company called for April 16, 2008, a Proxy Statement for the Annual Meeting and the 2007 Annual Report to Stockholders.

Please sign exactly as your name(s) appear(s) on this proxy. Only one signature is required in case of a joint account. When signing in a representative capacity, please give title.

Please mark, sign, date and promptly return this proxy card using the enclosed envelope.

March 17, 2008

TO:	Participants in the Employee Stock Ownership Plan and
the Retirement Savings Plan of ESB Financial Corporation

As described in the enclosed materials, your proxy as a stockholder of ESB Financial Corporation is being solicited in connection our upcoming Annual Meeting of Stockholders because you have shares of ESB common stock allocated to your account under the Employee Stock Ownership Plan (“ESOP”) or the Retirement Savings Plan (“401(k) Plan”). I hope you will take advantage of the opportunity to direct the manner in which shares of ESB common stock allocated to your accounts under plans will be voted at the Annual Meeting.

Enclosed with this letter is a Proxy Statement, which describes the matters to be voted upon, and a voting instruction ballot, which will permit you to vote the shares allocated to your account(s) in the plans. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the plans by marking, dating, signing and returning the enclosed voting instruction ballot(s) to the administrators of the plans, who will tabulate the votes for the Trustees of the plans. The Trustees will certify the totals to ESB for the purpose of having those shares voted at the Annual Meeting.

We urge each of you to vote, as a means of participating in the governance of the affairs of ESB. If your voting instructions for the ESOP are not received, the shares allocated to your account will be voted by the Trustees in the same ratio as to those shares for which participant’s instructions are received. If your voting instructions for the 401(k) Plan are not received, the shares allocated to your account will not be voted. While I hope that you will vote in the manner recommended by the board of directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note the enclosed material relates only to those shares which have been allocated to your account under the plans. You will receive other voting material for those shares owned by you individually and not under the plans.

Sincerely,

Charlotte A. Zuschlag President and Chief Executive Officer

ESB FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

VOTING INSTRUCTION BALLOT

The undersigned hereby instructs the Trustees of the Employee Stock Ownership Plan and Trust (“ESOP”) of ESB Financial Corporation (“ESB”) to vote, as designated below, all the shares of common stock of ESB allocated to his or her account under the ESOP as of March 3, 2008, at the Annual Meeting of Stockholders to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2008 at 4:00 p.m., local time, and any adjournment thereof.

1.	Election of Directors

☐	FOR all nominees listed (except as marked to the contrary.)	☐	WITHHOLD AUTHORITY to vote for all nominees listed.

Nominees for three-year term: Herbert S. Skuba and William B. Salsgiver

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal to amend the Company’s Articles of Incorporation to permit the issuance of shares in “book entry” form.

☐  FOR                              ☐  AGAINST                          ☐  ABSTAIN

3.	Proposal to ratify the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

☐  FOR                              ☐  AGAINST                          ☐  ABSTAIN

4.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The ESB Board of Directors recommends a vote “FOR” election of the nominees for director, “FOR” the proposal to amend the Company’s Articles of Incorporation to permit the issuance of “book entry” shares and “FOR” the proposal to ratify the appointment of the independent registered public accounting firm. Such votes are hereby solicited by ESB’s Board of Directors.

Dated:	, 2008

Signature

If you return this card properly signed but you do not otherwise specify, shares will be voted “FOR” election of the nominees for director, “FOR” the proposal to amend the Company’s Articles of Incorporation to permit the issuance of “book entry” shares and “FOR” the proposal to ratify the appointment of the independent registered public accounting firm. If you do not return this card, your shares will be voted by the Trustees in the same ratio as to those shares for which participant’s instructions are received.

ESB FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

VOTING INSTRUCTION BALLOT

The undersigned hereby instructs the Trustees of the Retirement Savings Plan (“401(k) Plan”) of ESB Financial Corporation (“ESB”) to vote, as designated below, all the shares of common stock of ESB allocated to his or her account under the 401(k) Plan as of March 3, 2008, at the Annual Meeting of Stockholders to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on Wednesday, April 16, 2008 at 4:00 p.m., local time, and any adjournment thereof.

1.	Election of Directors

☐	FOR all nominees listed (except as marked to the contrary.)	☐	WITHHOLD AUTHORITY to vote for all nominees listed.

Nominees for three-year term: Herbert S. Skuba and William Salsgiver

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal to amend the Company’s Articles of Incorporation to permit the issuance of shares in “book entry” form.

☐  FOR                              ☐  AGAINST                          ☐  ABSTAIN

3.	Proposal to ratify the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

☐  FOR                              ☐  AGAINST                          ☐  ABSTAIN

4.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The ESB Board of Directors recommends a vote “FOR” election of the nominees for director, “FOR” the proposal to amend the Company’s Articles of Incorporation to permit the issuance of “book entry” shares and “FOR” the proposal to ratify the appointment of the independent registered public accounting firm. Such votes are hereby solicited by ESB’s Board of Directors.

Dated:	, 2008

Signature

If you return this card properly signed but you do not otherwise specify, shares will be voted “FOR” election of the nominees for director, “FOR” the proposal to amend the Company’s Articles of Incorporation to permit the issuance of “book entry” shares and “FOR” the proposal to ratify the appointment of the independent registered public accounting firm. If you do not return this card, your shares will not be voted.